Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Rock Creek Pharmaceuticals, Inc. and Subsidiaries

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Rock Creek Pharmaceuticals, Inc. 2016 Omnibus Incentive Plan, filed on the date hereof, of our reports dated March 22, 2016, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Rock Creek Pharmaceuticals, Inc. and its Subsidiaries (the “Company) included in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2015, filed on March 22, 2016.

/s/ Cherry Bekaert LLP

Tampa, Florida

May 16, 2016